Exhibit 99.1

For Immediate Release

Date: July 20, 2017

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Second Quarter Results – Year Over Year Earnings Growth of 40%

BELMONT, MA, July 20, 2017 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the "Company"), the holding company for Belmont Savings Bank (the "Bank"), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported a 35.9% increase in net income to $4.01 million or $0.43 per diluted share for the quarter ended June 30, 2017 compared to net income of $2.95 million or $0.33 per diluted share for the quarter ended June 30, 2016. This is the Bank's 16th consecutive quarter of earnings growth. For the six months ended June 30, 2017, the Company reported net income of $7.68 million or $0.83 per diluted share as compared to net income of $5.49 million or $0.61 per diluted share for the six months ended June 30, 2016 or an increase in net income of 39.8%.

Robert M. Mahoney, President and Chief Executive Officer, said, "Strong loan demand, good fee income, expense control and credit quality combined to produce very solid quarterly results."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended June 30, 2017 was $13.95 million as compared to $11.71 million for the quarter ended June 30, 2016 or a 19.1% increase. The provision for loan losses for the quarter ended June 30, 2017 was $707,000 as compared to $741,000 for the quarter ended June 30, 2016 or a 4.6% decrease. This resulted in an increase of $2.28 million or 20.7% in net interest and dividend income after provision for loan losses for the quarter ended June 30, 2017 as compared to the quarter ended June 30, 2016. Net interest and dividend income before provision for loan losses for the six months ended June 30, 2017 was $27.21 million as compared to $22.99 million for the six months ended June 30, 2016 or an 18.4% increase. The provision for loan losses for the six months ended June 30, 2017 was $1.54 million as compared to $1.34 million for the six months ended June 30, 2016 or a 14.6% increase. This resulted in an increase of $4.02 million or 18.6% in net interest and dividend income after provision for loan losses for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016.

NONINTEREST INCOME

Noninterest income for the quarter ended June 30, 2017 was $995,000 as compared to $705,000 for the quarter ended June 30, 2016 or an increase of 41.1%.

•	Customer service fees decreased $25,000 or 11.2% primarily due to declines in NSF and other fees.
•	Income from bank owned life insurance increased $57,000 or 24.1% primarily due to a purchase of $5.00 million in additional bank owned life insurance policies at the end of the second quarter of 2016.
•	Net gains on sales of loans increased $232,000 or 218.9% due to an increase in the number of units sold.
•
Other income increased by $17,000 or 37.0% primarily due to increases in the values of investments held in a Rabbi Trust. Investments held in the Rabbi Trust are used to fund the executive and director non-qualified deferred compensation plan. Corresponding deferred compensation expense is recorded within director compensation and salaries and employee benefits.

Noninterest income for the six months ended June 30, 2017 was $1.63 million as compared to $1.37 million for the six months ended June 30, 2016 or an increase of 18.9%.

•	Customer service fees decreased $68,000 or 15.1% primarily due to declines in NSF and other fees.
•	Income from bank owned life insurance increased $76,000 or 16.2% primarily due to a purchase of $5.00 million in additional bank owned life insurance policies at the end of the second quarter of 2016.
•	Net gains on sales of loans increased $180,000 or 107.8% due to an increase in the number of units sold.
•
Other income increased by $58,000 or 77.3% primarily due to increases in the values of investments held in a Rabbi Trust. Investments held in the Rabbi Trust are used to fund the executive and director non-qualified deferred compensation plan. Corresponding deferred compensation expense is recorded within director compensation and salaries and employee benefits.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended June 30, 2017 was $7.65 million as compared to $6.98 million for the quarter ended June 30, 2016 or an increase of 9.5%.

•
Salaries and employee benefits increased $444,000 or 10.2% primarily driven by stock based compensation related to grants made during the first quarter of 2017 and a slight increase in the number of employees.

•	Director compensation increased $109,000 or 44.1% primarily driven by stock based compensation related to grants made during the first quarter of 2017.
•	Deposit insurance expense increased by $129,000 or 44.9% primarily driven by asset growth and the FDIC's new assessment methodology that was first effective for the quarter ended September 30, 2016.
•	Data processing fees decreased by $185,000 or 21.0% as we renegotiated certain contracts with service providers in late 2016.
•	Professional fees increased by $83,000 or 44.4% primarily due to the timing of certain annual audit engagements as well as increased attorney and consultant fees.
•
Marketing costs increased by $75,000, or 36.1% primarily due to an increase in digital promotion of our market leading consumer lending products as well as additional support for our business banking segment strategy.

Noninterest expense for the six months ended June 30, 2017 was $15.12 million as compared to $14.24 million for the six months ended June 30, 2016 or an increase of 6.2%.

•	Director compensation increased $178,000 or 37.0% primarily driven by stock based compensation related to grants made during the first quarter of 2017.
•	Deposit insurance expense increased by $251,000 or 44.3% primarily driven by asset growth and the FDIC's new assessment methodology that was first effective for the quarter ended September 30, 2016.
•	Data processing fees decreased by $373,000 or 21.2% as we renegotiated certain contracts with service providers in late 2016.
•	Professional fees increased by $136,000 or 32.2% primarily due to the timing of certain annual audit engagements as well as increased attorney and consultant fees.
•
Marketing costs increased by $132,000, or 30.8% primarily due to an increase in digital promotion of our market leading consumer lending products as well as additional support for our business banking segment strategy.

Our efficiency ratio improved to 51.2% for the quarter ended June 30, 2017 from 56.3% for the quarter ended June 30, 2016 and to 52.4% for the six months ended June 30, 2017 from 58.5% for the six months ended June 30, 2016 as we continue to grow the balance sheet and manage costs. A talented and committed colleague team along with continued operational enhancements have contributed to the improvement in our efficiency ratio.

INCOME TAXES

We recorded a provision for income taxes of $2.60 million for the quarter ended June 30, 2017, compared to a provision for income taxes of $1.74 million for the quarter ended June 30, 2016, reflecting effective tax rates of 39.1% and 37.0%, respectively. We recorded a provision for income taxes of $4.50 million for the six months ended June 30, 2017, compared to a provision for income taxes of $3.29 million for the six months ended June 30, 2016, reflecting effective tax rates of 37.0% and 37.4%, respectively.

BALANCE SHEET

At June 30, 2017, total assets were $2.37 billion, an increase of $212.18 million or 9.8% from $2.16 billion at December 31, 2016. The Company experienced net loan growth of $201.55 million or 10.8% from December 31, 2016 to June 30, 2017. 1-4 family residential real estate loans and commercial real estate loans increased by $162.27 million and $66.98 million, respectively. Partially offsetting these increases was a decrease in indirect auto loans of $17.29 million, driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits and federal home loan bank advances.

At June 30, 2017, deposits totaled $1.61 billion, an increase of $141.39 million or 9.6% from $1.47 billion at December 31, 2016. Core deposits, which we consider to include all deposits other than CDs, increased by $62.93 million from $1.13 billion at December 31, 2016 to $1.20 billion at June 30, 2017. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said "Our competitive retail product offerings, the ongoing commitment to our targeted business segment strategy and our focus on commercial relationship expansion have contributed to our strong deposit growth."

Total stockholders' equity increased by $8.90 million from $160.92 million as of December 31, 2016 to $169.83 million as of June 30, 2017. This increase is primarily the result of earnings of $7.68 million and a $1.08 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

Asset quality remains strong. The allowance for loan losses in total and as a percentage of total loans as of June 30, 2017 was $15.09 million and 0.73%, respectively, as compared to $13.59 million and 0.73%, respectively, as of December 31, 2016.  For the six months ended June 30, 2017, the Company recorded net charge offs of $32,000, as compared to net charge offs of $37,000 for the six months ended June 30, 2016. Total non-performing assets were $1.70 million or 0.07% of total assets as of June 30, 2017 as compared to $1.82 million or 0.08% of total assets as of December 31, 2016.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "BLMT." For more information, visit the Company's website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and due from banks	$2,041	$2,211
Interest-bearing deposits in other banks	50,000	56,665
Cash and cash equivalents	52,041	58,876
Interest-bearing time deposits with other banks	235	234
Investments in available-for-sale securities	22,118	22,048
Investments in held-to-maturity securities (fair value of $139,952 as of
June 30, 2017 and $129,465 as of December 31, 2016)	140,524	130,197
Federal Home Loan Bank stock, at cost	30,428	25,071
Loans, net of allowance for loan losses of $15,089 as of
June 30, 2017 and $13,585 as of December 31, 2016	2,067,584	1,866,035
Premises and equipment, net	2,333	2,355
Accrued interest receivable	5,115	4,635
Deferred tax asset, net	7,918	8,321
Income taxes receivable	1,033	423
Bank-owned life insurance	36,393	35,842
Other assets	5,159	4,667
Total assets	$2,370,881	$2,158,704

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$203,711	$208,082
Interest-bearing	1,407,104	1,261,340
Total deposits	1,610,815	1,469,422
Federal Home Loan Bank advances	567,250	508,850
Securities sold under agreements to repurchase	3,030	1,985
Accrued interest payable	1,293	1,023
Deferred compensation liability	7,464	7,043
Other liabilities	11,204	9,460
Total liabilities	2,201,056	1,997,783
Stockholders' Equity:
Common stock; $0.01 par value per share, 100,000,000 shares authorized; 9,694,260 and 9,110,077
shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	97	91
Additional paid-in capital	93,092	92,013
Retained earnings	80,176	72,498
Accumulated other comprehensive income	167	103
Unearned compensation - ESOP	(3,707)	(3,784)
Total stockholders' equity	169,825	160,921
Total liabilities and stockholders' equity	$2,370,881	$2,158,704

Asset Quality Data:
Total non-performing assets	$1,702	$1,822
Total non-performing loans	$1,656	$1,819
Non-performing loans to total loans	0.08%	0.10%
Non-performing assets to total assets	0.07%	0.08%
Allowance for loan losses to non-performing loans	911.17%	746.84%
Allowance for loan losses to total loans	0.73%	0.73%

Share Data:
Outstanding common shares	9,694,260	9,110,077
Book value per share	$17.52	$17.66

Consolidated Capital Ratios:
Common Equity Tier 1 Risk-Based Capital Ratio	10.57%	10.80%
Tier 1 Risk-Based Capital Ratio	10.57%	10.80%
Total Risk-Based Capital Ratio	11.51%	11.72%
Leverage Ratio	7.32%	7.63%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$17,508	$14,138	$33,895	$27,550
Interest on taxable debt securities	855	801	1,634	1,629
Dividends	290	186	546	341
Other interest income	111	39	195	84
Total interest and dividend income	18,764	15,164	36,270	29,604
Interest expense:
Interest on deposits	2,988	2,348	5,601	4,472
Interest on Federal Home Loan Bank advances	1,827	1,108	3,458	2,135
Interest on securities sold under agreements to repurchase	1	1	2	2
Interest on other borrowed funds	-	-	-	5
Total interest expense	4,816	3,457	9,061	6,614
Net interest and dividend income	13,948	11,707	27,209	22,990
Provision for loan losses	707	741	1,536	1,340
Net interest and dividend income after provision
for loan losses	13,241	10,966	25,673	21,650
Noninterest income:
Customer service fees	199	224	382	450
Income from bank-owned life insurance	294	237	546	470
Net gain on sales of loans	338	106	347	167
Loan servicing fee income	101	92	217	205
Other income	63	46	133	75
Total noninterest income	995	705	1,625	1,367
Noninterest expense:
Salaries and employee benefits	4,803	4,359	9,474	8,959
Director compensation	356	247	659	481
Occupancy expense	232	240	498	492
Equipment expense	103	109	227	214
Deposit insurance	416	287	818	567
Data processing	694	879	1,388	1,761
Professional fees	270	187	558	422
Marketing	283	208	561	429
Other expense	488	468	938	915
Total noninterest expense	7,645	6,984	15,121	14,240
Income before income tax expense	6,591	4,687	12,177	8,777
Income tax expense	2,579	1,735	4,499	3,286
Net income	$4,012	$2,952	$7,678	$5,491
Earnings per share
Basic	$0.45	$0.34	$0.87	$0.63
Diluted	$0.43	$0.33	$0.83	$0.61

Return on average assets	0.69%	0.62%	0.68%	0.59%
Return on average equity	9.56%	7.81%	9.32%	7.35%
Interest rate spread	2.30%	2.34%	2.31%	2.37%
Net interest margin	2.44%	2.49%	2.45%	2.51%
Efficiency ratio	51.16%	56.27%	52.44%	58.46%